Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 13, 2004, except for Note 16, which is as of May 12, 2004, relating to the consolidated financial statements and the financial statement schedule, which appear in Global Power Equipment Group Inc.’s Annual Report on Form 10-K/A for the year ended December 27, 2003. We also consent to the references to us under the heading of “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

December 22, 2004